Exhibit 99.1

Universal Logistics Holdings Reports Third Quarter 2024 Financial Results; Declares Dividend

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Third Quarter 2024 Operating Revenues: $426.8 million, 1.3% increase
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Third Quarter 2024 Operating Income: $42.6 million, 16.0% increase
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Third Quarter 2024 Earnings Per Share: $1.01 per share, 14.7% increase
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Declares Quarterly Dividend: $0.105 per share

Warren, MI – October 24, 2024 — Universal Logistics Holdings, Inc. (NASDAQ: ULH) today reported consolidated third quarter 2024 net income of $26.5 million, or $1.01 per basic and diluted share, on total operating revenues of $426.8 million. This compares to net income of $23.0 million, or $0.88 per basic and diluted share, during third quarter 2023 on total operating revenues of $421.3 million.

In the third quarter 2024, Universal’s operating income increased $5.8 million to $42.6 million, compared to $36.8 million in the third quarter one year earlier. As a percentage of operating revenue, operating margin for the third quarter 2024 was 10.0%, compared to 8.7% during the same period last year. EBITDA, a non-GAAP measure, increased $16.2 million during the third quarter 2024 to $72.9 million, compared to $56.7 million one year earlier. As a percentage of operating revenue, EBITDA margin for the third quarter 2024 was 17.1%, compared to 13.5% during the same period last year. In August 2024, Universal ceased operations of its company-managed brokerage business. During the third quarter of 2024, this business unit reported pre-tax losses of approximately $8.6 million, including $2.8 million of non-cash impairment charges. These losses adversely impacted the Company's operating margin by 200 bps and net income by $6.4 million, or $0.24 per basic and diluted share. Excluding the impact of these charges, the Company's adjusted earnings during the third quarter of 2024 were $1.25 per basic and diluted share. During the third quarter of 2024, the Company recorded total impairment charges of $3.7 million.

“Universal’s diverse service offerings continue to be a strategic advantage, consistently driving stand-out results in our space,” commented Tim Phillips, Universal’s CEO. “Our contract logistics segment once again delivered outstanding results and remains the key to our success. I am also excited to have recently acquired Parsec, a market-leading provider of rail terminal management services, which allows our contract logistics segment to penetrate new verticals and grow our core logistics service offerings. Our trucking segment also performed well during the quarter and continues to show strong demand for our specialized, heavy-haul solution. While I am pleased with Universal’s overall performance, the third quarter wasn’t without its challenges. We continue to navigate a deeply depressed freight environment, and we also made the difficult but necessary decision to close our company-managed brokerage operation. We remain committed to making sound business decisions and executing on our strategy to ensure Universal’s continued, long-term success.”

Segment Information:

Contract Logistics

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Third Quarter 2024 Operating Revenues: $245.2 million, 17.8% increase
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Third Quarter 2024 Operating Income: $45.6 million, 18.6% operating margin

In the contract logistics segment, which includes our value-added and dedicated services, third quarter 2024 operating revenues increased 17.8% to $245.2 million, compared to $208.1 million for the same period last year. Third quarter 2024 revenues included $36.8 million attributable to our specialty development project in Stanton, TN. At the end of the third quarter 2024, we managed 70 value-added programs compared to 73 at the end of the third quarter 2023. Included this segment's revenues were $7.0 million in separately identified fuel surcharges from dedicated transportation services, compared to $9.1 million during the same period last year. Third quarter 2024 income from operations increased $10.5 million to $45.6 million, compared to $35.1 million during the same period last year. As a percentage of revenue, operating margin in the contract logistics segment for the third quarter 2024 was 18.6%, compared to 16.9% during the same period last year.

Intermodal

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Third Quarter 2024 Operating Revenues: $77.6 million, 11.8% decrease
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Third Quarter 2024 Operating (Loss): $(1.1) million, (1.5)% operating margin

Operating revenues in the intermodal segment decreased 11.8% to $77.6 million in the third quarter 2024, compared to $88.0 million for the same period last year. Included in intermodal segment revenues for the recently completed quarter were $10.0 million in separately identified fuel surcharges, compared to $12.7 million during the same period last year. Intermodal segment revenues also include other accessorial charges such as detention, demurrage and storage, which totaled $8.9 million during the third quarter 2024, compared to $9.9 million one year earlier. Load volumes declined 13.2%, while the average operating revenue per load, excluding fuel surcharges, increased 1.8% on a year-over-year basis. In the third quarter 2023, the intermodal segment experienced an operating loss of $(1.1) million compared to an operating loss of $(4.5) million during the same period last year. As a percentage of revenue, operating margin in the intermodal segment for the third quarter 2023 was (1.5)%, compared to (5.1)% one year earlier.

Trucking

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Third Quarter 2024 Operating Revenues: $87.0 million, 10.3% decrease
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Third Quarter 2024 Operating Income: $7.1 million, 8.2% operating margin

In the trucking segment, third quarter 2024 operating revenues decreased 10.3% to $87.0 million, compared to $97.1 million for the same period last year. Third quarter 2024 revenues in this segment included $24.3 million of brokerage services, compared to $28.8 million during the same period last year. Also included in our trucking segment revenues were $4.8 million in separately identified fuel surcharges during the third quarter 2024, compared to $6.3 million in fuel surcharges during the same period last year. On a year-over-year basis, load volumes declined 16.1%; however, the average operating revenue per load, excluding fuel surcharges, increased 9.3%, driven by our specialty, heavy-haul wind business. Income from operations in the third quarter 2024 increased $0.5 million to $7.1 million compared to $6.6 million during the same period last year. As a percentage of revenue, operating margin in the trucking segment for the third quarter 2024 was 8.2% compared to 6.8% during the same period last year.

Cash Dividend

Universal Logistics Holdings, Inc. also announced today that its Board of Directors declared a cash dividend of $0.105 per share of common stock. The dividend is payable to shareholders of record at the close of business on December 2, 2024 and is expected to be paid on January 2, 2025.

Other Matters

As of September 28, 2024, Universal held cash and cash equivalents totaling $11.8 million, and $11.7 million in marketable securities. Outstanding debt at the end of the third quarter 2024 was $561.2 million, and capital expenditures totaled $65.1 million.

Universal calculates and reports selected financial metrics not only for purposes of our lending arrangements but also in an effort to isolate and exclude the impact of non-operating expenses related to our corporate development activities. These statistics are described in more detail below in the section captioned “Non-GAAP Financial Measures.”

Conference call:

We invite investors and analysts to our quarterly earnings conference call.

Quarterly Earnings Conference Call Dial-in Details:

Time:	10:00 a.m. Eastern Time
Date:	Friday, October 25, 2024
Call Toll Free:	(800) 836-8184
International Dial-in:	+1 (646) 357-8785

A replay of the conference call will be available through November 1, 2024, by calling (888) 660-6345 (toll free) or +1 (646) 517-4150 (toll) and using encore replay code 34027#. The call will also be available on investors.universallogistics.com.

Source: Universal Logistics Holdings, Inc.

For Further Information:

Steven Fitzpatrick, Investor Relations

SFitzpatrick@UniversalLogistics.com

About Universal:

Universal Logistics Holdings, Inc. (“Universal”) is a holding company whose subsidiaries provide a variety of customized transportation and logistics solutions throughout the United States and in Mexico, Canada and Colombia. Our operating subsidiaries provide our customers with supply chain solutions that can be scaled to meet their changing demands. We offer our customers a broad array of services across their entire supply chain, including value-added, dedicated, intermodal and trucking services. In this press release, the terms “us,” “we,” “our,” or the “Company” refer to Universal and its consolidated subsidiaries.

Forward Looking Statements

Some of the statements contained in this press release might be considered forward-looking statements. These statements identify prospective information. Forward-looking statements can be identified by words such as: “expect,” “anticipate,” “intend,” “plan,” “goal,” “prospect,” “seek,” “believe,” “targets,” “project,” “estimate,” “future,” “likely,” “may,” “should” and similar references to future periods. Forward-looking statements are based on information available at the time and/or management’s good faith belief with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. These forward-looking statements are subject to a number of factors that may cause actual results to differ materially from the expectations described. Additional information about the factors that may adversely affect these forward-looking statements is contained in Universal’s reports and filings with the Securities and Exchange Commission. Universal assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws.

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	September 28, 2024	September 30, 2023	September 28, 2024	September 30, 2023
Operating revenues:
Truckload services	$63,641	$69,598	$172,547	$167,858
Brokerage services	42,440	56,894	155,714	185,892
Intermodal services	75,558	86,630	230,342	289,241
Dedicated services	87,357	86,701	266,389	258,003
Value-added services	157,837	121,428	555,912	370,225
Total operating revenues	426,833	421,251	1,380,904	1,271,219

Operating expenses:
Purchased transportation and equipment rent	120,700	147,470	382,628	443,434
Direct personnel and related benefits	132,081	134,866	408,381	412,004
Operating supplies and expenses	60,532	43,060	216,914	130,351
Commission expense	6,985	8,334	22,485	24,149
Occupancy expense	11,179	10,913	32,189	33,106
General and administrative	13,037	13,633	41,242	38,967
Insurance and claims	5,681	6,828	20,722	20,795
Depreciation and amortization	30,284	19,386	87,795	57,061
Impairment expense	3,720	—	3,720	—
Total operating expenses	384,199	384,490	1,216,076	1,159,867
Income from operations	42,634	36,761	164,828	111,352
Interest expense, net	(7,416)	(6,495)	(20,378)	(16,590)
Other non-operating income	4	588	2,007	885
Income before income taxes	35,222	30,854	146,457	95,647
Provision for income taxes	8,682	7,807	36,726	24,159
Net income	$26,540	$23,047	$109,731	$71,488

Earnings per common share:
Basic	$1.01	$0.88	$4.17	$2.72
Diluted	$1.01	$0.88	$4.17	$2.72

Weighted average number of common shares outstanding:
Basic	26,318	26,286	26,314	26,284
Diluted	26,353	26,310	26,345	26,311

Dividends declared per common share:	$0.105	$0.105	$0.315	$0.315

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	September 28, 2024	December 31, 2023
Assets
Cash and cash equivalents	$11,834	$12,511
Marketable securities	11,689	10,772
Accounts receivable - net	300,150	287,947
Other current assets	82,073	54,243
Total current assets	405,746	365,473
Property and equipment - net	697,939	561,088
Other long-term assets - net	451,209	326,962
Total assets	$1,554,894	$1,253,523

Liabilities and shareholders' equity
Current liabilities, excluding current maturities of debt	$211,614	$189,727
Debt - net	557,450	381,924
Other long-term liabilities	154,848	149,674
Total liabilities	923,912	721,325
Total shareholders' equity	630,982	532,198
Total liabilities and shareholders' equity	$1,554,894	$1,253,523

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Summary of Operating Data

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	September 28, 2024	September 30, 2023	September 28, 2024	September 30, 2023
Contract Logistics Segment:
Average number of value-added direct employees	5,189	5,439	5,300	5,501
Average number of value-added full-time equivalents	76	300	118	631
Number of active value-added programs	70	73	70	73

Intermodal Segment:
Number of loads (a)	103,970	119,792	317,333	355,016
Average operating revenue per load, excluding fuel surcharges (a)	$557	$547	$559	$567
Average number of tractors	1,596	2,027	1,629	2,102
Number of depots	8	9	8	9

Trucking Segment:
Number of loads	36,909	43,996	119,220	134,568
Average operating revenue per load, excluding fuel surcharges	$2,222	$2,033	$1,936	$1,759
Average number of tractors	755	879	790	893
Average length of haul	395	382	373	388

(a) Excludes operating data from freight forwarding division in order to improve the relevance of the statistical data related to our intermodal segment and improve the comparability to our peer companies.

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Summary of Operating Data - Continued

(Dollars in thousands)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	September 28, 2024	September 30, 2023	September 28, 2024	September 30, 2023
Operating Revenues by Segment:
Contract logistics	$245,194	$208,129	$822,301	$628,228
Intermodal	77,632	87,974	235,649	295,736
Trucking	87,047	97,085	248,142	258,043
Other	16,960	28,063	74,812	89,212
Total	$426,833	$421,251	$1,380,904	$1,271,219

Income from Operations by Segment:
Contract logistics	$45,623	$35,103	$179,990	$95,673
Intermodal	(1,127)	(4,470)	(18,058)	2,568
Trucking	7,122	6,558	15,175	14,770
Other	(8,984)	(430)	(12,279)	(1,659)
Total	$42,634	$36,761	$164,828	$111,352

Non-GAAP Financial Measures

In addition to providing consolidated financial statements based on generally accepted accounting principles in the United States of America (GAAP), we are providing additional financial measures that are not required by or prepared in accordance with GAAP (non-GAAP). We present EBITDA and EBITDA margin, each a non-GAAP measure, as supplemental measures of our performance. We define EBITDA as net income plus (i) interest expense, net, (ii) income taxes, (iii) depreciation, and (iv) amortization. We define EBITDA margin as EBITDA as a percentage of total operating revenues. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis.

In accordance with the requirements of Regulation G issued by the Securities and Exchange Commission, we are presenting the most directly comparable GAAP financial measure and reconciling the non-GAAP financial measure to the comparable GAAP measure. Set forth below is a reconciliation of net income, the most comparable GAAP measure, to EBITDA for each of the periods indicated:

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	September 28, 2024	September 30, 2023	September 28, 2024	September 30, 2023
	( in thousands)		( in thousands)
EBITDA
Net income	$26,540	$23,047	$109,731	$71,488
Income tax expense	8,682	7,807	36,726	24,159
Interest expense, net	7,416	6,495	20,378	16,590
Depreciation	25,536	16,208	73,490	47,521
Amortization	4,748	3,178	14,305	9,540
EBITDA	$72,922	$56,735	$254,630	$169,298

EBITDA margin (a)	17.1%	13.5%	18.4%	13.3%

(a) EBITDA margin is computed by dividing EBITDA by total operating revenues for each of the periods indicated.

We present EBITDA and EBITDA margin because we believe they assist investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.

EBITDA has limitations as an analytical tool. Some of these limitations are:

• EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

• EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

• EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;

• Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

• Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA and EBITDA margin should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and only supplementally on EBITDA and EBITDA margin.